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            IMMEDIATE







        Contact: James Sciales
                 IBM
                 (914) 766-4664
                 sciales@us.ibm.com

                 David Nestor          or      Sehra K. Eusufzai
                 PricewaterhouseCoopers        PwC Consulting
                 (646) 394-4855                (646) 598-2470
                 dave.nestor@us.pwcglobal.com  sehra.k.eusufzai@us.pwcglobal.com


                         IBM TO ACQUIRE PwC CONSULTING
           Combining Business Insight and Technology to Help Clients
                         Drive Greater Business Returns

     ARMONK, N.Y. AND NEW YORK, N.Y., July 30, 2002 . . . IBM and
PricewaterhouseCoopers today announced that IBM would acquire
PricewaterhouseCoopers' global business consulting and technology services unit, PwC Consulting. The combination of IBM and PwC Consulting will create a powerful, unmatched capability to help clients solve their business issues, exploiting world-class technology for improved business performance.

     The two companies have signed a definitive agreement approved by IBM's board of directors and PricewaterhouseCoopers' leadership board. Under the terms, IBM will pay PricewaterhouseCoopers an estimated purchase price of $3.5 billion in cash and stock. The transaction is subject to regulatory approvals and approval of local PwC firms through votes of their partners, and is expected to be concluded around the end of the third quarter. PwC Consulting will no longer pursue its planned initial public offering.

     "The client is the driving force behind today's announcement with PwC," said Samuel J. Palmisano, IBM president and chief executive officer. "Clients are not only looking for innovative ideas to improve their businesses, they are seeking a partner with deep business expertise and the ability to exploit leading, open standards-based technology to turn these ideas into bottom-line business benefits. This acquisition underscores our commitment to this strategy.

     "Our consulting and services professionals will provide a powerful capability, beginning with business innovation and extending through implementation, to help clients improve their competitiveness and drive sustained growth and profitability," Palmisano said. "Together with the world-class innovations of IBM Research and our business partner offerings, this new business unit will deliver comprehensive end-to-end business and technology solutions."

       Samuel A. DiPiazza, Jr., chief executive officer of PricewaterhouseCoopers, said, "This transaction fulfills our commitment to fully separate PwC Consulting from PwC. It will unleash the consulting unit from the regulatory restraints of our industry, and will allow the business to reach its full potential. Combining PwC Consulting with IBM not only fully achieves the goals we set for the separation, it provides clients and our professionals with greater opportunities and access to innovative solutions."

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     PwC Consulting, with estimated fiscal-year 2002 consulting revenues of approximately $4.9 billion, excluding client reimbursables, and some 30,000 employees, will be combined with the Business Innovation Services unit of IBM Global Services, creating a new global unit. Ginni Rometty, currently general manager of IBM Global Services - Americas, will become general manager of the new unit, reporting to Doug Elix, senior vice president and group executive, IBM Global Services.

     This new global business unit will pull from the extensive portfolio of IBM capabilities to offer clients innovative, integrated solutions through business and technology consulting, industry insight and business process expertise together with the comprehensive services capabilities of the rest of IBM Global Services.

     "Creating a single capability that fuses business and process insight with information technology provides the unique advantage our clients are reaching out for," said Doug Elix, senior vice president and group executive, IBM Global Services. "This is an exceptionally good fit -- both strategically and culturally. Our businesses complement each other and we speak the same language."

     Greg Brenneman, president and chief executive officer of PwC Consulting, said, "I'd like to congratulate IBM for making this bold, strategic move. Everyone wins in this transaction -- our clients, our employees and IBM.
When I came to PwC Consulting, I knew that aligning with a company such as IBM was in everyone's best interest. IBM has positioned itself to be the industry leader for many years to come."

     Throughout the process, IBM and PwC have been working with the SEC staff to establish procedures under a no-action letter to comply with SEC auditor independence rules.

     IBM is the world's largest information technology company, with more than 80 years of leadership in helping businesses innovate. IBM Global Services is the industry's largest business and information technology services provider, with approximately 150,000 professionals serving customers in 160 countries and annual revenue of $35 billion (2001). IBM Global Services integrates a broad range of capabilities -- services, consulting, hardware, software and research -- to help companies of all sizes realize the full value of information technology.

     PricewaterhouseCoopers is the world's largest professional services organization. Drawing on the knowledge and skills of more than 150,000 people in 150 countries, PricewaterhouseCoopers helps its clients solve complex business problems and measurably enhance their ability to build value, manage risk and improve performance in an Internet-enabled world.

     PricewaterhouseCoopers refers to the member firms of the worldwide PricewaterhouseCoopers organization.

     EDITORS: To hear IBM and PwC Consulting executives discuss this announcement, go to http://www.ibm.com/investor/events/ir0702/ at 5:00 p.m. EDT today.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

     Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

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